UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2005

Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6442 City West Parkway Eden Prairie, Minnesota	55344

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 947-0000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Credit Agreement
Security Agreement
Press Release

Item 1.01. Entry into a Material Definitive Agreement.

     On April 15, 2005, the Company entered into a Credit Agreement, dated as of April 15, 2005, among the Company, U.S. Bank National Association, as administrative agent and lead arranger, J.P. Morgan Securities, Inc., as syndication agent, and the banks party thereto from time to time (the “U.S. Bank Facility”). The U.S. Bank Facility provides a $200 million five-year revolving credit facility. Proceeds from the U.S. Bank Facility were used to retire all of the Company’s outstanding loans under the Antares Facility and the Term Loan Facility (each as defined below in Item 1.02) and will be used to provide additional borrowing capacity.

     Interest on the amounts borrowed under the U.S. Bank Facility is based on (i) a base rate, which is the greater of (a) U.S. Bank’s prime rate and (b) the federal funds rate plus 50 basis points, or (ii) an adjusted Eurodollar rate, plus, in either case (i) or (ii), the applicable margin. The applicable margin ranges from 0 to 50 basis points for base rate borrowings and 100 to 200 basis points for Eurodollar borrowings, and is determined based on the Company’s consolidated leverage ratio. Additionally, the Company is restricted in its borrowings and in general under the Credit Agreement by certain financial covenants. The Company is required to maintain a fixed coverage ratio of not less than 1.60 to 1.00, a consolidated leverage ratio of not more than 3.75 to 1.00 and a senior secured operating company leverage ratio of not more than 2.25 to 1.00. The Credit Agreement also contains covenants that, among other things, restrict the Company’s ability to enter into certain business combinations, dispose of assets, make certain acquisitions, pay dividends, incur certain additional debt and create certain liens.

     In addition to refinancing indebtedness under the Antares Facility and the Term Loan Facility, amounts borrowed under the U.S. Bank Facility may be used to finance the acquisition, construction and development of real property, improvements and fixtures for use as health and fitness centers, make improvements to centers, finance permitted acquisitions and finance working capital requirements. As security for the Company’s obligations under the U.S. Bank Facility, the Company granted a security interest in all of its personal property pursuant to the terms of a Security Agreement, dated as of April 15, 2005, among the Company and U.S. Bank National Association, as administrative agent.

     The Credit Agreement and the Security Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference. A copy of the press release announcing the entry into the U.S. Bank Facility is attached hereto as Exhibit 99.

Item 1.02. Termination of a Material Definitive Agreement.

     In connection with the events described in Item 1.01 above, as of April 15, 2005, the Company terminated the Second Amended and Restated Credit Agreement dated as of July 19, 2001, by and among the Company, as Borrower, Antares Capital Corporation, as a Lender and as Agent for all Lenders, BNP Paribas, as a Lender and as Documentation Agent, and other financial institutions party thereto as Lenders (the “Antares Facility”). The Antares Facility was a $55.0 secured revolving credit facility that would have expired on June 30, 2005. The Company also terminated the Amended and Restated Master Construction and Term Loan Agreement dated as of June 14, 2001, by and among FCA Real Estate Holdings, LLC, a wholly owned subsidiary of the Company, U.S. Bank National Association, and the Lenders party thereto (the “Term Loan Facility”). The Term Loan Facility provided a $75.0 million construction credit facility that would have expired on January 1, 2006.

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Item 9.01. Financial Statements and Exhibits.

The following Exhibits are being filed herewith:

10.1	Credit Agreement, dated as of April 15, 2005, among the Company, U.S. Bank National Association, as administrative agent and lead arranger, J.P. Morgan Securities, Inc., as syndication agent, and the banks party thereto from time to time.

10.2	Security Agreement, dated as of April 15, 2005, among the Company and U.S. Bank National Association, as administrative agent.

99	Press Release dated April 21, 2005 announcing the new credit facility.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.

Date: April 21, 2005	By	/s/ Eric J. Buss

Eric J. Buss Senior Vice President of Corporate Development, General Counsel and Secretary

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EXHIBIT INDEX

No.	Exhibit	Manner of Filing
10.1	Credit Agreement, dated as of April 15, 2005, among the Company, U.S. Bank National Association, as administrative agent and lead arranger, J.P. Morgan Securities, Inc., as syndication agent, and the banks party thereto from time to time.	Filed Electronically

10.2	Security Agreement, dated as of April 15, 2005, among the Company and U.S. Bank National Association, as administrative agent.	Filed Electronically

99	Press Release dated April 21, 2005 announcing the new credit facility.	Filed Electronically